This Free Writing Prospectus, and the terms contained herein, supercedes the Free Writing Prospectus (Accession number: 0001144204-15-052897), filed earlier today, August 31, 2015.

Filed pursuant to Rule 433
Registration Statement 333-188412

Israel Bonds Current Investment Rates	Development Corporation for Israel/Israel Bonds
Valid September 1 - September 14, 2015

JUBILEE ISSUE BONDS Tenth Series			Minimum Subscription: $25,000 and increments of $5,000
BOND	RATE	MATURITY DATE
2-Year	1.34%	September 1, 2017	■ Issued on the 1st and 15th of each month. ■ Interest paid every May 1st and November 1st. ■ 1-Year Jubilee Bonds are not offered in this sales period.
3-Year	1.74%	September 1, 2018
5-Year	2.50%	September 1, 2020
10-Year	3.68%	September 1, 2025

MACCABEE ISSUE BONDS Tenth Series			Minimum Subscription: $5,000 and increments of $500
BOND	RATE	MATURITY DATE
2-Year	1.24%	September 1, 2017	■ Issued on the 1st and 15th of each month. ■ Interest paid every May 1st and November 1st. ■ 1-Year Maccabee Bonds are not offered in this sales period.
3-Year	1.64%	September 1, 2018
5-Year	2.40%	September 1, 2020
10-Year	3.53%	September 1, 2025

SABRA SAVINGS BONDS Seventh Series				Minimum Subscription: $1,000 and increments of $100
BOND	RATE	MATURITY DATE	MATURITY PAYMENT	■ Issued on the 1st and 15th of each month. ■ Maturity value and rate may be rounded. ■ 1-Year, 2-Year, 5-Year and 10-Year Sabra Bonds are not offered in this sales period.
3-Year	1.64%	September 1, 2018	$1,049.40
			per $1,000 at maturity

MAZEL TOV BONDS Seventh Series				Minimum Subscription: $100 and increments of $10
BOND	RATE	MATURITY DATE	MATURITY PAYMENT

■    Issued on the 1st of each month.

■    Maximum allowable amount purchased by one person on a specific date, registered in the name of one holder, is $2,500.

■    10-Year Mazel Tov Bonds and 2-Year Shalom Savings Bonds are not offered in this sales period.

■    Maturity value and rate may be rounded.

5-Year	2.75%	October 1, 2020	$114.54
			per $100 at maturity

eMITZVAH BONDS Seventh Series				Minimum Subscription: $36 and increments of $18
BOND	RATE	MATURITY DATE	MATURITY PAYMENT

■    Issued on the 1st of each month.

■    May only be purchased online at israelbonds.com.

■    Maximum allowable amount purchased by one person in a transaction, registered in the name of one holder, is $90.

■    Maturity value and rate may be rounded.

5-Year	2.75%	October 1, 2020	$41.24
			per $36 at maturity

FLOATING RATE LIBOR BONDS Fourteenth Series				Minimum Subscription: $5,000 and increments of $500
BOND	RATE	MATURITY DATE	SPREAD
2-Year	0.8625%	September 1, 2017	+30bp

■    Issued on the 1st and 15th of each month.

■    Initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date, plus or minus the spread listed to the left in basis points. The spread remains fixed until maturity, but the interest rate is adjusted semi-annually after the initial interest period.

■    Interest paid every June 1st and December 1st.

■    1-Year, 3-Year Financing and 10-Year Floating Rate LIBOR Bonds are not offered in this sales period.

Minimum Financing Subscription: $100,000 and increments of $25,000

*May only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, visit israelbonds.com.

3-Year	1.0625%	September 1, 2018	+50bp

5-Year	1.3625%	September 1, 2020	+80bp
2-Year Financing*	1.3625%	September 1, 2017	+80bp

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances). The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at sec.gov. Alternatively, the State of Israel or Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1.888.519.4111 or visit us at israelbonds.com

Member FINRA